Filed pursuant to Rule 424(b)(3)

File No. 333-239577

Primark Private Equity Investments Fund

(the “Fund”)

Class I Shares

Class II Shares

Supplement dated August 17, 2022 to the Prospectus and Statement of Additional Information (“SAI”) each dated July 29, 2022 and as supplemented from time to time

On July 28, 2022, shareholders of the Fund approved (i) a new investment management agreement (“Advisory Agreement”) between Primark Advisors LLC (the “Adviser”) and the Fund, and (ii) a sub-advisory agreement (the “Sub-Advisory Agreement”) between the Adviser and Meketa Investment Group Inc. (“Meketa” or the “Sub-Adviser”), with respect to the Fund. The Advisory Agreement was effective July 29, 2022 and it is expected that the Sub-Advisory Agreement will become effective and Meketa will begin providing day-to-day portfolio management services for such portion of the assets of the Fund allocated to it on or about September 1, 2022.

Effective July 29, 2022 and until such time that Meketa begins providing portfolio management services to the Fund, the following changes are made to the Prospectus and SAI of the Fund.

1.	In the Prospectus at page 38, the sub-section titled “Management of the Fund- Portfolio Managers” shall read in its entirety as follows:

Michael Bell is primarily responsible for the day-to-day management of the Fund. Michael Bell is a Managing Director of Primark. He is also president of Forum Capital Advisors LLC. Prior to Primark, Michael built, and was the CEO for a $12B RIA managing more than 30 investment strategies and a $10B liquid alternative mutual fund complex that launched more than 50 alternative funds. Most recently he purchased, grew and sold a family office-backed $6B RIA. Also, prior to 1999, he specialized as a corporate finance attorney for Latham & Watkins and was a CPA for KPMG. He holds a BS in Commerce from the University of Virginia and a JD from West Virginia University

The SAI provides additional information about the portfolio manager’s compensation, other accounts managed by the portfolio manager, and the portfolio manager’s ownership of securities in the Fund.

2.	In the SAI beginning at pages 16 and 17, the sections titled “Other Accounts Managed by the Portfolio Managers” and “Management Team Ownership of Securities in the Fund” shall read in their entirety as follows:

Other Accounts Managed by the Portfolio Manager

The table below identifies the number of accounts for which the Portfolio Managers have day-to-day management responsibilities and the total assets in such accounts, within each of the following categories: registered investment companies, other pooled investment vehicles and other accounts, as of March 31, 2022.

	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Portfolio Manager	Number of Accounts(1)	Total Assets	Number of Accounts	Total Assets	Number of Accounts	Total Assets
Michael Bell(2)	1	$93.9m	0	0	1	$93.0m

(1) Includes the Fund.

(2) Appointed as a portfolio manager of the Fund effective June 30, 2022.

The table below identifies the number of accounts for which the Portfolio Managers have day-to-day management responsibilities and the total assets in such accounts with respect to which the advisory fee is based on the performance of the account, within each of the following categories: registered investment companies, other pooled investment vehicles, and other accounts, as of March 31, 2022.

	Registered Investment Companies for which the Adviser/Sub-Adviser receives a performance-based fee		Other Pooled Investment Vehicles managed for which the Adviser/Sub-Adviser receives a performance-based fee		Other Accounts managed for which the Adviser/Sub-Adviser receives a performance-based fee
Portfolio Manager	Number of Accounts	Total Assets	Number of Accounts	Total Assets	Number of Accounts	Total Assets
Michael Bell(1)	0	$0	0	$0	0	$0

(1) Appointed as a portfolio manager of the Fund effective June 30, 2022.

Portfolio Manager Ownership of Securities in the Fund

Name of Portfolio Manager	Dollar Range of Equity Securities in the Fund(1)
Michael Bell(2)	$500,001–$1,000,000

(1) As of March 31, 2022. Includes direct ownership as well as beneficial ownership through the Adviser’s investments in the Fund.

(2) Appointed as a portfolio manager of the Fund effective June 30, 2022.

3.	In addition, all other references in the Prospectus and Statement of Additional Information to Meketa or “Sub-Adviser” are hereby removed in their entirety.

 This Supplement should be read in conjunction with the Fund’s Prospectus and SAI. This Supplement, and the Prospectus and SAI, each dated July 29, 2022, as supplemented from time to time, provide relevant information for all shareholders and should be retained for future reference. The Prospectus and SAI have been filed with the U.S. Securities and Exchange Commission and are incorporated herein by reference. These can be obtained without charge by calling 1-877-792-0924.